Exhibit 99.2

News Release

For more information, contact:

Name: McCall Butler

AT&T Corporate and Financial Communications

Phone: 470-773-5704

Email: mb8191@att.com

For Holders of Old Notes, contact:

Global Bondholder Services Corporation

Phone: (866) 470-3900 (toll free)

            (212) 430-3774 (collect)

AT&T INC. ANNOUNCES EXPIRATION OF ITS CASH OFFERS

Dallas, Texas, April 6, 2018 — AT&T Inc. (NYSE: T) (“AT&T”) announced today the expiration of its four separate offers to purchase for cash (the “Cash Offers”), any and all of the outstanding notes listed in the table below which have a special mandatory redemption provision (collectively, the “Old Notes”), on the terms and subject to the conditions set forth in the Offer to Purchase dated March 29, 2018 (the “Offer to Purchase” and, together with the accompanying notice of guaranteed delivery, the “Cash Offer Documents”).

The Cash Offers expired at 5:00 p.m., New York City time, on April 5, 2018 (the “Cash Offer Expiration Date”). The “Cash Offer Settlement Date” will be promptly following the Cash Offer Expiration Date and is expected to be April 10, 2018. On the terms and subject to the conditions set forth in the Offer to Purchase, the table below provides the aggregate principal amount of each series of Old Notes validly tendered and not validly withdrawn at or prior to the Cash Offer Expiration Date and the aggregate principal amount of each series of Old Notes that AT&T expects to accept on the Cash Offer Settlement Date in connection with the Cash Offers.

Title of Series of Old Notes to be Purchased	Principal Amount Outstanding (mm)	CUSIP/ISIN No.	Principal Amount Tendered(1)(2)	Principal Amount AT&T Expects to Accept(2)
5.300% Global Notes due 2058	$2,500.00	00206REQ1; US00206REQ11	$4,718,000	$4,718,000
5.150% Global Notes due 2050	$4,951.50	00206REP3; US00206REP38	$3,967,000	$3,967,000
4.900% Global Notes due 2037	$4,500.00	00206REN8; US00206REN89	$5,913,000	$5,913,000
Floating Rate Global Notes due 2023	$750.00	00206REJ7; US00206REJ77	$8,162,000	$8,162,000

(1)	Reflects the aggregate principal amount of each series of Old Notes that have been validly tendered and not validly withdrawn as of the Cash Offer Expiration Date, based on information provided by the tender agent to AT&T.
(2)	The principal amounts tendered and expected to be accepted as reflected in the table above, do not include the aggregate principal amounts of Old Notes that may be validly tendered pursuant to guaranteed delivery procedures and accepted for purchase pursuant to the Cash Offers.

April 6, 2018

© 2018 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Based on the amount of Old Notes tendered in the Cash Offers and in accordance with the terms of the Cash Offers, AT&T expects to accept, on the Cash Offer Settlement Date, all of the Old Notes validly tendered and not validly withdrawn. Upon the terms and subject to the conditions set forth in the Cash Offer Documents, Cash Offer Eligible Holders (as defined below) who (i) validly tendered and who did not validly withdraw Old Notes at or prior to the Cash Offer Expiration Date or (ii) delivered a properly completed and duly executed notice of guaranteed delivery and all other required documents at or prior to the Cash Offer Expiration Date and who tender their Old Notes at or prior to 5:00 p.m., New York City time, on April 9, 2018 pursuant to guaranteed delivery procedures, and whose Old Notes are accepted for purchase by AT&T, will receive the applicable Total Consideration (as defined in the Offer to Purchase). Cash Offer Eligible Holders are required to tender in the applicable minimum denominations in order to receive the applicable Total Consideration.

Upon the terms and subject to the conditions set forth in the Offer to Purchase, on the Cash Offer Settlement Date, AT&T expects to pay an aggregate total consideration of (i) $8,182,405.00 for the Floating Rate Global Notes due 2023, plus accrued and unpaid interest of $33,959.79; (ii) $5,927,782.50 for the 4.900% Global Notes due 2037, plus accrued and unpaid interest of $45,070.18; (iii) $3,976,917.50 for the 5.150% Global Notes due 2050, plus accrued and unpaid interest of $31,780.08 and (iv) $4,729,795.00 for the 5.300% Global Notes due 2058, plus accrued and unpaid interest of $38,897.26, in each case for the respective series of Old Notes validly tendered and accepted for purchase pursuant to the Cash Offers. The actual aggregate total consideration that will be paid on the Cash Offer Settlement Date is subject to change based on deliveries under the guaranteed delivery procedures and final validation of tenders. Interest will cease to accrue on the Cash Offer Settlement Date for all Old Notes accepted, including those tendered through the guaranteed delivery procedures. No further interest will be paid to the Cash Offer Eligible Holders who tender such Old Notes, including if a record date for an interest payment on such Old Notes has passed before the Cash Offer Settlement Date.

All holders of Old Notes were authorized to participate in the Cash Offers (the “Cash Offer Eligible Holders”).

This press release is not an offer to sell or a solicitation of an offer to buy any of the securities described herein. The Cash Offers were made solely by the Cash Offer Documents and only to such persons and in such jurisdictions as is permitted under applicable law.

April 6, 2018

© 2018 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC and Wells Fargo Securities, LLC are acting as the Joint-Lead Dealer Managers for the Cash Offers. For additional information regarding the terms of the offer, please contact Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 325-2476 (collect), J.P. Morgan Securities LLC at (866) 834-4666 (toll free) or (212) 834-3424 (collect), Mizuho Securities USA LLC at (866) 271-7403 (toll free) or (212) 205-7736 (collect) or Wells Fargo Securities, LLC at (866) 309-6316 (toll free) or (704) 410-4760 (collect). Global Bondholder Services Corporation is acting as the tender agent and information agent for the Cash Offers. Questions or requests for assistance related to the Cash Offers or for additional copies of the Cash Offer Documents may be directed to Global Bondholder Services Corporation at (866) 470-3900 (toll free) or (212) 430-3774 (collect). You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Cash Offers. The Cash Offer Documents can be accessed at the following link: http://gbsc-usa.com/att.

###

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this news release contains forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission and the Offer to Purchase related to the Cash Offers. AT&T disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise.

April 6, 2018

© 2018 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.